EXHIBIT 10.2

June 4, 2015

JOEL FALITZ

420 Jericho Turnpike, Suite 110

Jericho, NY 11753

Re: Management Services Agreement

Dear Mr. Falitz:

This Management Services Agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule A attached hereto) to Ecosciences, Inc., a Nevada corporation with offices located at 420 Jericho Turnpike, Suite 110, Jericho, NY 11753 (the “Company”).

1.	Services

1.1	The Company hereby engages you, and you hereby accept such engagement, as the Company’s Chief Executive Officer, President, Secretary and Treasurer of the Company on the terms and conditions set forth in this Agreement.

1.2	You shall provide to the Company the services set forth on Schedule A attached hereto (the “Services”).

1.3	To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.	Term

The term of this Agreement is set forth on Schedule A, unless earlier terminated in accordance with Section 8 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the parties.

3.	Fees and Expenses

3.1	As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee set forth on Schedule A (the “Fees”), payable as set forth on Schedule A, and, as a restricted stock grant, issue to you the shares of the Company’s Series D Convertible Preferred Stock (the “Restricted Shares”) vesting in increments upon the completion by the Company of the milestones as set forth on Schedule A.

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3.2	The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

3.3	Upon earning the Restricted Shares in accordance with Schedule A, you and the Company shall enter into a Restricted Stock Purchase Agreement, in substantially in form attached hereto as Exhibit A, pursuant to which the Restricted Shares shall be issued to you.

3.4	The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that have been approved in writing in advance by the Company.

3.5	The Company shall pay all undisputed Fees within five (5) business days after the Company’s receipt of an invoice submitted by you in accordance with the payment schedule set forth in Schedule A.

4.	Intellectual Property Rights

4.1	The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively, the “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a “work made for hire” as defined in 17 U.S.C. §101 for the Company. If, for any reason, any of the Deliverables do not constitute a “work made for hire,” you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.

4.2	Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, the “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

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4.3	You shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. §100 (the “Patent Act”), made or conceived by you alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

4.4	Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

4.5	Notwithstanding Section 4.1, to the extent that any of your pre-existing materials are contained in the Deliverables, you retain ownership of such pre-existing materials and hereby grant to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon such pre-existing materials and derivative works thereof. The Company may assign, transfer and sublicense such rights to others without your approval.

4.6	Except for such pre-existing materials, you have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

5.	Confidentiality

5.1	You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this Section 5. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

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5.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through your breach of this Agreement; or

(b)	is communicated to you by a third party that had no confidentiality obligations with respect to such information.

5.3	Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company within 24 hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

6.	Representations, Warranties and Covenants

6.1	You represent, warrant and covenant to the Company that:

(a)	you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)	your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)	you have the required skill, experience and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

(d)	you shall perform the Services in compliance with all applicable federal, state and local laws and regulations;

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(e)	the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(f)	all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

(g)	You are acquiring the Restricted Shares solely for your own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.

(h)	You acknowledge that the Restricted Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Restricted Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(i)	The certificate evidencing the Restricted Shares and underlying Common Stock shall bear a customary restrictive Rule 144 legend.

(j)	In addition to the 4.99% conversion limitation of the Restricted Shares pursuant to the Certificate of Designation for the Restricted Shares on file with the Secretary of State of Nevada, the Restricted Shares shall be earned and become issuable only in compliance with the provisions as set forth on Schedule A.

6.2	The Company hereby represents and warrants to you that:

(a)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

7.	Indemnification

7.1	You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)	your breach of any representation, warranty or obligation under this Agreement.

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7.2	The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

8.	Termination

8.1	The Company may terminate this Agreement without cause upon 30 days’ written notice to you. In the event of termination pursuant to this Section 8.1, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination. The Company shall also issue you the Restricted Shares earned as of the date of such termination.

8.2	The Company may terminate this Agreement, effective immediately upon written notice to you, in the event that you breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, you do not cure such breach within ten (10) days after receipt of written notice of such breach.

8.3	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall within five (5) days after such expiration or termination:

(a)	deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this Section 8.3.

8.4	The terms and conditions of this Section 8 and Section Error! Reference source not found., Section 4, Section 5, Section 6, Section 7, Section 8.3, Section 10, Section 11 and Section 12 shall survive the expiration or termination of this Agreement.

9.	Other Business Activities

You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.

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10.	Non-Solicitation

You agree that during the Term of this Agreement and for a period of 24 months following the termination or expiration of this Agreement, you shall not make any solicitation to employ or employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion.

11.	Assignment

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent to be given or withheld in the Company’s sole discretion. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

12.	Miscellaneous

12.1	You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

12.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

12.3	This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

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12.4	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

12.5	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Country of New York, in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

12.6	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

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If this Management Services Agreement accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours,

ECOSCIENCES, INC.

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	Chief Executive Officer, President, Secretary and Treasurer
Date:	June 4, 2015
Fed. Tax Id/SSN:

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SCHEDULE A

Services:	Sales and marketing International Growth and Development Strategic partnerships and distributor expansion Media and Promotion - shows, test marketing etc.

Term:	One year from the date above written and automatically renewable for one year terms unless mutually agreed to in writing

Fees:	$31,200/year payable $2,600/month

Restricted Shares:	1,000,000 shares of Series D Preferred Stock

Restricted Shares Vesting Schedule:	Milestone:		No. of Restricted Shares:

	1.	Execution of this Agreement	100,000
	2.	Complete product line expansion with the development and introduction of “green line” products that complement our existing line for use in commercial kitchens, the food service industry and other industries and produce Green Seal approved Eco-Logical market ready inventory	45,000
	3.	Sign Northeast, USA Master Distributor	75,000
	4.	Sign Midwest, USA Master Distributor	75,000
	5.	Sign West Coast, USA Master Distributor	75,000
	6.	Sign Southern, USA Master Distributor	75,000
	7.	Sign Retail Distributor - Design and produce a retail package for in-store shelf and clip strip displays and place product in minimum of five (5) retail outlets	60,000
	8.	Sign Regional Distributor for expansion into South America	75,000
	9.	Sign Regional Distributor for expansion into Europe	75,000
	10.	Sign Regional Distributor for expansion into the Middle East	75,000
	11.	Sign Regional Distributor for expansion into India	75,000
	12.	Sign Regional Distributor for expansion into Asia	75,000
	13.	Redesign the product for expansion into the municipal wastewater service industry and sign minimum of two (2) contracts with municipalities within the industry	60,000
	14.	Sign contract with Infomercial production company for consumer products and launch the infomercial campaign with the first TV infomercial broadcast	60,000
	TOTAL:		1,000,000

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